Exhibit 10.1

December 6, 2012

Tad Larsen

[Address]

Dear Tad,

It is with great pleasure that Coinstar offers you the position of Chief Accounting Officer with the company. Effective December 16, 2012 you will assume the title, authority and responsibilities of Chief Accounting Officer reporting directly to the Chief Financial Officer. This letter will serve to confirm our understanding of your acceptance of this position.

Salary

Effective with this promotion, your compensation will be based on an annualized salary of $220,000, less all required withholding for taxes and social security. You will be paid bi-weekly (26 times per year).

Incentive Plans:

You are also eligible to continue to participate in Coinstar’s incentive plans. For the duration of 2012, your target bonus opportunity will continue to be 25% of your base compensation. Effective with the first pay period in January of 2013, your target bonus opportunity will be 30% of your base compensation. The allocation of your 2013 short-term incentive compensation will be guided by the 2013 Executive Incentive Compensation Plan as administered by the Compensation Committee of the Board of Directors (the “Committee”).

Your total 2013 Long-Term Incentive Plan (LTIP) is also administered by the Committee and the value of the LTIP will be targeted at $100,000. The final amount of the award will be determined in conjunction with our annual review process and may vary based on performance. All equity will be subject to the terms of the Company’s 2011 Incentive Plan (“Equity Incentive Plan”) and the respective grant and award agreements. This equity award will be processed with the annual equity grants of other executives in February, 2013.

Benefits

You will continue to be eligible for your current Coinstar benefits.

Tad, if you agree with and accept the terms of this offer of employment, please sign and return one copy of this letter to our office by December 7, 2012. Congratulations on your promotion, we look forward to an exciting future.

Sincerely,	Accepted by:

/s/ J. Scott Di Valerio	/s/ Tad Larsen	Date 12-6-12
J. Scott Di Valerio	Tad Larsen
Chief Financial Officer